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                                                                    EXHIBIT 10.7

                             COST SHARING AGREEMENT

         THIS COST SHARING AGREEMENT ("Agreement") is made and entered into as of this 28th day of December, 1999, by and between LIBERTY SELF-STOR, LTD., an Ohio limited liability company (the "Company") and LIBERTY SELF-STOR II, LTD., an Ohio limited liability company ("Liberty II").

         WHEREAS, the Company owns and operates self-storage properties (the "Facilities") that provide self-storage space for rent to the general public;

         WHEREAS, Liberty II is the owner of certain assets that comprise a truck rental business, which makes trucks available for short-term rental to the general public, including tenants of the Facilities, and owns certain assets that will be used in connection with the retail sale of locks, boxes, packing materials, propane gas and related merchandise at the Facilities, as provided in this Agreement (collectively referred to as the "Business");

         WHEREAS, the Facilities are generally in visible locations and provide easy access to the general public and the parties acknowledge that it would be beneficial to Liberty II's Business and the Company's self-storage business to operate Liberty II's Business at one or more of the Facilities; and

         WHEREAS, the parties desire to agree on the terms and conditions of sharing costs and expenses in connection with Liberty II's operation of the Business at one or more of the Facilities and related matters as set forth in this Agreement.

         NOW THEREFORE, the parties hereto agree as follows:

         1. LOCATION OF THE BUSINESS. The Business will be located and operated at one or more of the Facilities, under the terms and conditions of this Agreement.

         2. BUSINESS ASSETS. The right, title and interest of all assets used in connection with the Business, other than the "Trade Name" as set forth under
Section 3(e) below, will remain at all times the property of Liberty II (the "Business Assets").

         3. COST SHARING

            (a) Authority of Liberty II. Notwithstanding anything provided to the contrary in this Section 3, Liberty II will have ultimate decision making authority over the Business and the Business Assets. Liberty II's responsibilities will include, but not be limited to, evaluating markets and self-storage sites for operations of the Business, negotiating lease and agency contracts with truck providers, establishing truck rental policy and procedures, overseeing training of any of the personnel and workers employed by the Company to perform Business activities, and monitoring and reporting for financial, tax and other purposes on the Business.



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                  (b) Reimbursement of Costs. Under Liberty II's direction and control, the Company's employees will engage in the following activities on behalf of Liberty II in connection with the Business and the Business Assets:
(a) sales, promotional, administrative, and bookkeeping activities, (b) the payment of expenses and the collection of revenues, and (c) other activities as the parties may agree to facilitate Liberty II's operation of the Business. However, Company will not have any authority to incur any obligations or liabilities on behalf of or for Liberty II's account without the prior consent of Liberty II designated in writing for such purpose. Liberty II will reimburse the Company on a monthly basis for the actual costs the Company incurs in connection with the activities required under this Section 3(b); provided that the Company provides Liberty II with an accounting of such costs, within 30 days of the close of each month. The parties agree that the Company's receipt of reimbursement payments to which it is entitled under this Section 3(b) will not be treated as income to the Company, but will reduce the amount of its deductible expenses, for federal income tax purposes.

                  (c) Rental of Facilities. The Company will rent to Liberty II space at the Facilities to permit Liberty II to park and use rental trucks at the Facilities and office space at the Facilities to permit Liberty II to operate the Business. Liberty II will pay to the Company a monthly rental payment based on the fair rental value of the space used and occupied by Liberty II at the Facilities under this Section 3(c) (the "Fair Rental"). The Fair Rental will be an amount that is equivalent to the rentals paid in comparable rental agreements between unrelated parties. In the event the parties cannot agree on the amount of the Fair Rental within 30 days of the effective date of this Agreement, the Fair Rental will be determined by a qualified independent appraiser who is agreed upon by the parties. The determination of the Fair Rental by the qualified appraiser will be binding on the parties.

                  (d) Facilities. Liberty II and Company will mutually agree, from time to time, on one or more of the Facilities at which the Business will be operated. Either party will have the option to terminate the operation of the Business at any Facility upon 30 days written notice to the other party.

                  (e) Advertising of the Company's Trade Name. Liberty II will advertise the Company's trade name "Liberty Self-Storage" (the "Trade Name") by displaying the Trade Name in a prominent manner and design, as agreed by the parties, on its rental trucks (whether owned by Liberty II or leased from a third party) that are used in connection with the Business (the "Advertising"). In consideration for the Advertising, the Company will pay to Liberty II, on a monthly basis, the fair market value of the Advertising (the "FMV of the Advertising"). The FMV of the Advertising will be an amount that is equivalent to the cost charged in comparable advertising agreements between unrelated parties. In the event the parties cannot agree on the amount of the FMV of the Advertising within 30 days of the effective date of this Agreement, the FMV of the Advertising will be determined by a qualified independent appraiser who is agreed upon by the parties. The determination of the FMV of the Advertising by the qualified appraiser will be binding on the parties.

                  (f) Grant of Licence to Use Trade Name. The Company grants Liberty II a non-exclusive license to use the Trade Name to identify the Business to the general public (the



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"License"). Liberty II's License have the right to use the Trade Name to advertise and promote the Business and for any other purpose intended to enhance the goodwill of the Business. In consideration for the grant of the License, Liberty II will pay to the Company, on a monthly basis, the fair market value of the License (the "FMV of the License"). The FMV of the License will be an amount that is equivalent to the cost charged in comparable trade name licensing agreements between unrelated parties. In the event the parties cannot agree on the amount of the FMV of the License within 30 days of the effective date of this Agreement, the FMV of the License will be determined by a qualified independent appraiser who is agreed upon by the parties. The determination of the FMV of the License by the qualified appraiser will be binding on the parties.

                  (g) Cost Sharing Payment Due Dates. The parties will be obligated to pay the other party all amounts due under Section 3 on a monthly basis, within 30 days of the end of each month. To carry-out the foregoing, the parties may agree that one of the parties will make a net payment for any particular month of the net amount due under Section 3.

         4. PERIODIC REVIEW. Within 30 days of each annual anniversary of the effective date of this Agreement, the parties will review the terms and conditions of Section 3, including but not limited to, the payments made and benefits derived during the preceding 12 months under the provisions of Section 3, to determine whether any of the terms or conditions of Section 3 should be adjusted, modified, amended or canceled in order to fairly compensate either party for its obligations thereunder or to fairly charge either party for the benefits derived thereunder.

         5. NON-EXCLUSIVITY. Nothing in this Agreement shall be construed as granting the Company any rights in the Business, or in any of Liberty II's undertakings, activities, businesses or assets, including any right to participate as a service provider, independent contractor, partner, member, shareholder, beneficiary, or in any other capacity, in connection with Liberty II's conduct of its truck rental business or the retail sale of locks, boxes and packaging materials, or any other related or unrelated activity, at any locations other than the Facilities. Nothing in this Agreement shall be construed as granting Liberty II any rights in the Company's undertakings, activities, businesses or assets, including any right to participate as a service provider, independent contractor, partner, member, shareholder, beneficiary, or in any other capacity, in connection with the Company's self-storage business, or any other related or unrelated activity, at any locations other than the Facilities.

         6. NOT A PARTNERSHIP OR SEPARATE ENTITY. The rights, duties and obligations of and between the parties created by this Agreement will not constitute a partnership or an entity separate from the parties for federal income tax purposes within the meaning of Treas. Reg.ss. 301.7701-1.

         7. INSURANCE. Liberty II shall, during the term of this Agreement, at its own cost and expense, obtain and keep in force liability insurance with limits of at least $300,000/$500,000 per occurrence with $1,000,000 umbrella coverage for injuries to or death of persons involved with the Business. Such policy or policies shall name the Company as an additional insured party.



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         8. EFFECTIVE DATE. This Agreement will be effective as of the date first set forth above.

         9. NO OTHER AGREEMENTS. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations be and between the parties hereto, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, by and between them other than as set forth herein. Any and all prior agreements by and between the parties hereto are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written.

         10. TERMINATION. This Agreement may be terminated at any time by either party upon 30 days written notice to the other party.

         11. MISCELLANEOUS. This Agreement is for the exclusive benefit of Liberty II and the Company, and it is not intended to confer any rights on any other persons or entities. This Agreement will be construed and enforced in accordance with the domestic substantive laws of the State of Ohio without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other state. This Agreement cannot be changed orally, and can be changed only by an instrument in writing signed by the party against whom enforcement of such change is sought. All agreements, covenants, representations and warranties made in this Agreement will survive the execution and the Closing Date. This Agreement may not be assigned by either party without the consent of the other party. Whenever in this Agreement any of the parties hereto is referred to, such reference will be deemed to include their successors and assigns, and all covenants, promises and agreements in this Agreement will bind and inure to the benefit of their successors and assigns. This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                         LIBERTY SELF-STOR, LTD.


                                         By: /s/ Thomas J. Smith
                                             -----------------------------------
                                         Its: Executive Operating Manager

                                         LIBERTY SELF-STOR II, LTD.


                                         By: /s/ Thomas J. Smith
                                             -----------------------------------
                                             Its: Managing Member Designee



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